UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

February 6, 2013

Date of report (Date of earliest event reported)

SPS COMMERCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-34702	41-2015127
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

333 South Seventh Street, Suite 1000 Minneapolis, MN		55402
(Address of Principal Executive Offices)		(Zip Code)

(612) 435-9400

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 6, 2013, the compensation committee of our board of directors approved the following compensation for our executive officers:

•	2012 cash incentive payments under our 2012 Management Incentive Plan, or the 2012 MIP;

•	2013 annual base salaries, effective as of January 1, 2013;

•	a one-time $3,197 bonus to James Frome in connection with his strong performance following his promotion to Chief Operating Officer; and

•	the 2013 Management Incentive Plan, or the 2013 MIP, and 2013 target cash incentive compensation under the 2013 MIP.

Our 2012 cash incentive payments under the 2012 MIP were $277,500 for Archie Black, $135,000 for Kimberly Nelson and $131,093 for Mr. Frome. Our 2013 annual base salaries are $392,000 for Mr. Black, $287,000 for Ms. Nelson and $290,000 for Mr. Frome. The target cash incentive compensation under the 2013 MIP is $313,600 for Mr. Black, $159,500 for Mr. Frome and $157,850 for Ms. Nelson.

Description of 2013 Management Incentive Plan

The 2013 Management Incentive Plan provides our named executive officers an opportunity to receive two types of bonuses: a formula-based bonus and a discretionary bonus.

The formula-based bonus is based on the target bonus for each named executive officer established by the compensation committee at the beginning of each year. The compensation committee established the target based on the amount it believes is necessary to provide a competitive overall compensation package in light of each named executive officer’s base salary and to motivate our executives to achieve an aggressive level of growth. The amount of the formula-based bonus, if any, actually paid to executives after the end of the year will be determined by a matrix that takes into account our revenues and earnings before interest, taxes, depreciation, amortization and stock-based compensation, or Adjusted EBITDA prior to the payment of the 2013 MIP. The formula-based bonus is based in part on revenues because, given the scalability of our current core business, the compensation committee believes our financial results are driven most significantly by the revenues we generate. The compensation committee also believes formula-based bonuses should be based in part on Adjusted EBITDA prior to payment of the 2013 MIP because Adjusted EBITDA is a useful measure of our operating performance.

The matrix provides that each executive will receive a percentage of his or her target formula-based bonus, between 0% and 145%, based on our revenues and Adjusted EBITDA prior to payment of the 2013 MIP for 2013. For example, for our executives to earn their target bonuses for 2012, we needed to generate revenues of approximately $77.2 million and Adjusted EBITDA of approximately $8.7 million. If we failed to have either revenues of approximately $75.2 million or Adjusted EBITDA of approximately $8.0 million, our named executive officers would not have received a formula-based bonus for the year. With some exceptions, the percentage of the target bonus earned between the minimum and the maximum varies in five percentage-point increments based on revenues and Adjusted EBITDA for the year relative to increments established for each metric in the matrix. The target revenues and Adjusted EBITDA will be adjusted during the year by the compensation committee in the event we complete acquisitions, if any, during the year. The compensation committee established the intervals for the matrix with the intent that achieving 100% of an executive’s target bonus will be a difficult but achievable goal in light of the prior year’s results of operations and anticipated growth for 2013. A reconciliation of net income to Adjusted EBITDA is incorporated by reference to the section titled Use of Non-GAAP Financial Measures included in our current report on Form 8-K filed with the Securities and Exchange Commission on February 6, 2013 (SEC file no. 001-34702).

The 2013 MIP also includes a target discretionary bonus for each named executive officer that it may pay to the executive in the first quarter of 2014 in the compensation committee’s discretion. The compensation committee established the target amount for each executive in an amount the committee believes is appropriate to incentivize our executives to strive to exceed performance expectations and pursue activities that will not necessarily increase the calculations of revenues or Adjusted EBITDA applied to the formula-based bonus matrix.

The amount actually paid to each named executive officer is based on the compensation committee’s subjective evaluation of our executive team’s achievement during the year. Our compensation committee predetermines criteria or goals that they consider in connection with payment of the discretionary bonus. For 2012, in determining whether to pay a discretionary bonus, the compensation committee reviewed Mr. Black based on the Company’s successful completion of the objectives for the Company’s executive vice presidents, Mr. Frome based on establishment of a detailed product roadmap for our customer offerings and Ms. Nelson based on the success of the implementation of our new enterprise resource planning system and her performance in identifying acquisition opportunities. The compensation committee determines the amount of the discretionary bonus actually paid to each member of our executive team independent of the formula-based bonus earned after considering the specified criteria described above.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPS COMMERCE, INC.

Date: February 6, 2013	By:	/s/ Kimberly K. Nelson
Kimberly K. Nelson
Executive Vice President and Chief Financial Officer